Exhibit 10.14

PREMISES RELOCATION AND LEASE AMENDMENT AGREEMENT

This Premises Relocation and Lease Amendment Agreement (the "Amendment") is dated as of October 8, 2003, between 440 WHEELERS FARM ROAD, L.L.C. ("Landlord"), a Delaware limited liability company, having an address at 440 Wheelers Farms Road, Milford, Connecticut 06460, and THE WINTHROP CORPORATION ("Tenant"), a Connecticut corporation, having an address at 440 Wheelers Farms Road, Milford, Connecticut 06460.

WITNESSETH:

WHEREAS, pursuant to that certain Lease and that certain Side Letter Agreement both dated as of July 16, 1999, as amended by that certain Amendment Agreement dated January 7, 2000 (collectively, the "Lease"), Landlord leased unto Tenant those certain premises more particularly described therein, comprised of 47,544 square feet of rentable area of office space (the "Premises"), located on the fourth floor of that building known as 440 Wheelers Farms Road in Milford, Connecticut (the 'Building"), for a Term due to expire on July 31, 2010, unless sooner terminated or otherwise extended as provided therein; and

WHEREAS, Landlord and Tenant desire to (i) relocate the Premises, as originally demised under the Lease (for purposes of this Amendment, the "Old Space"), to a new location consisting of 17,811 square feet of rentable area on the second floor of the Building, as shown on Exhibit A attached hereto (the "New Space"), (ii) revise the Term of the Lease, and (iii) make other changes to the Lease; and

WHEREAS, Landlord and Tenant now desire that the Lease be appropriately amended;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, notwithstanding anything to the contrary contained in the Lease or in any other agreements between the parties;

1.             General Definitions. Capitalized terms used but not separately defined in this Amendment shall have their respective meanings used in the Lease.

2.             Effective Date; Relocation. Date. The "Effective Date" herein shall mean the date of this Amendment. The "Relocation Date" shall mean the earlier of: the date Tenant commences its occupancy of the New Space; or five (5) Business Days following the date that Tenant receives notice from Landlord that the New Space Initial Alterations (as hereinafter defined) shall be Substantially Completed (as hereinafter defined) within five (5) Business Days, In no event shall the Relocation Date be delayed due to Tenant's moving schedule or Tenant's installations of its personalty, business equipment or trade fixtures. As used herein "Substantially Completed" or words of similar import shall mean that the applicable work has been substantially completed, notwithstanding that minor or insubstantial details or construction and/or mechanical adjustment and/or decorative items remain to be performed.

3.             Term. As of the Effective Date, the term of the Lease (the "Term") is hereby revised to include the period from and after the Rent Commencement Date, and continuing through November 30, 2008 (said last day of the Term, the "Expiration Date"). Accordingly, the Term shall continue through such Expiration Date, except as may be sooner terminated or otherwise extended as provided herein or in the Lease. At Landlord's request, Tenant shall promptly execute and deliver a reasonable statement prepared by Landlord accurately fixing the Relocation Date, the Rent Commencement Date and the initial Fixed Rent and Escalation Rent abatement period in accordance with this Amendment, but failure to prepare, execute or deliver such statement shall not affect such dates, respectively.

4.            Relocation, Landlord and Tenant hereby agree that, as of the Relocation Date, the Premises shall be deemed relocated from the Old Space to the New Space. Furthermore, as of the Relocation Date, all references in the Lease to the Premises consisting of 47,544 square feet of rentable area on the fourth floor of the Building shall be deemed changed to 17,811 square feet of rentable area on the second floor of the Building constituting the New Space. Accordingly, subject to the terms of this Agreement, from and after the Relocation Date, the New Space shall be deemed, for all purposes, to be the Premises for the balance of the Term.

5.             Surrender of the Old Space; Abandonment of Furniture. Tenant hereby agrees to vacate and surrender, on the Relocation Date and at Tenant's sole cost and expense, the Old Space in the condition required for surrender pursuant to the terms of the Lease (time being of the essence). Notwithstanding anything to the contrary contained in the Lease (including this Amendment), Tenant shall be permitted to (and Tenant shall) leave all of the furniture listed on Schedule 1 attached hereto (the "Furniture") in the Old Space on the Relocation Date. Notwithstanding the foregoing, however, Tenant shall have the right to move to the New Space such portion of the Furniture that Tenant deems reasonably necessary for the conduct its business therein, provided that, in any event, Tenant returns such Furniture to the Old Space on or prior to February 1, 2004 (time being of the essence). The reasonable, out-of-pocket costs actually incurred in moving the Furniture from the Old Space to the New Space and then back again to the Old Space shall be borne equally by Landlord and Tenant. Tenant hereby agrees that said Furniture shall be deemed conclusively abandoned by Tenant as of the Relocation Date, and, thereafter, Tenant shall have no rights, title or interest in or to the Furniture (except that the portion of the Furniture, if any, which Tenant temporarily moves to the New Space, shall be deemed conclusively abandoned by Tenant as of the date it is returned to the Old Space) .

6.            Release; Unperformed Obligations. As of the Relocation Date, Landlord and Tenant shall be released and discharged from their respective obligations set forth in the Lease solely as to the Old Space accruing after the Relocation Date. Any unperformed Lease obligations of Landlord or Tenant with respect to the Old Space accruing up to and including such Relocation Date, shall survive the Relocation Date (including, without limitation, any unperformed Tenant surrender obligations required under the Lease).

7.             Condition of New Space; New Space Initial Alterations; Tenant Fund.

(a)               Tenant acknowledges that it has had the opportunity to inspect the New Space, and agrees to accept the New Space on the Relocation Date in its "as is condition, subject only to the completion of the New Space Initial Alterations as hereinafter defined. As used herein, "New Space Initial Alterations" shall mean those Alterations which shall be performed by Landlord before Tenant occupies the New Space initially for the conduct of business, Furthermore, as part of the New Space Initial Alterations, Landlord shall install into the New Space the 2.5 ton supplemental air conditioning unit presently located in the space in the Building previously occupied by Microage Integration Co_ (the "Supplemental HVAC Unit"). There shall be no cost to Tenant for its acquisition of the Supplemental HVAC Unit, however, Tenant shall be responsible for the reasonable costs of the installation into the New Space of the Supplemental HVAC Unit. Landlord and Landlord's agents and representatives have made no representations or promises with respect to the condition of the Supplemental HVAC Unit, and Tenant hereby agrees to accept the Supplemental HVAC Unit in its "as-is" condition existing on the Relocation Date.

(b)               Subject to the provisions of the Work Letter attached hereto as Exhibit "B-1", Landlord shall cause to be performed the New Space Initial Alterations to the New Space.

(c)               Provided no Event of Default has occurred and is continuing, and subject to the terms of this Amendment, Landlord shall contribute Three Hundred Thirty-Two Thousand and Eight Hundred and Eight Dollars ($332,808.00) (the "Tenant Fund") toward the so-called "hard" and "soft" construction costs (including reasonable architectural and engineering fees) incurred for the New Space Initial Alterations. In no event shall the aggregate amount paid or contributed by Landlord under this Amendment exceed the amount of the Tenant Fund, Tenant being responsible for all costs associated with the New Space Initial Alterations exceeding such amount.

8.              Various Changes. On the Effective Date, the following changes to the Lease shall automatically become effective for the balance of the Term, except as specifically herein provided.

(a)               Fixed Rent. As of the Rent Commencement Date (as hereinafter defined), all references to the specific annual and monthly Fixed Rent amounts in the Lease (including, but not limited to Exhibit D to the Lease) shall be deleted and replaced with the following rates for the following periods, without abatement or set-off except as otherwise specifically set forth in the Lease (including this
Amendment):

FIXED RENT SCHEDULE

Lease Year*	Premises RSF	Annual Rate	Annual Rate	Monthly Rate
		Per RSF
1**-2	17,811	$10.85	$193,249.35	$16,104.11
3 ,	17,811	$11.85	$211,060.35	$17,588.36
4-5	17,811	$12.85	$228,87L35	$19,072.61

* For the purpose of this Amendment, "Lease Year" shall mean the twelve (12) month period beginning on the Rent Commencement Date, and each ensuing twelve (12) month period during the Term, with the last Lease Year ending on the Expiration Date.

** The foregoing schedule shall be subject to Tenant's initial Fixed Rent abatement period pursuant to Section 8(c) hereof,

As used herein, the "Rent Commencement Date" shall mean the earlier of (1) the Relocation Date, or (ii) December 1, 2003, subject to delay of one (1) day for each day the Relocation Date is delayed due to a Tenant Delay (as defined in Exhibit "B-1" attached hereto).

(b)               Escalation Rent, To reflect the relocation and size reduction of the Premises, and for purposes of calculating Tenant's Escalation Rent under Article 2 of the Lease, for such period commencing on the Rent Commencement Date and continuing thereafter for the balance of the Term, the definitions of "Tenant's Operating Share" and "Tenant's Tax Share" contained in the Lease shall be deemed appropriately amended to reflect that the Premises shall consist of 17,811 square feet of rentable area.

(c)              Fixed Rent and Escalation Rent Abatement Period/ Rent Commencement Date. Notwithstanding anything to the contrary contained herein, provided Tenant is not in breach of its obligations under the Lease (including this Amendment) during the time same applies, Tenant shall be entitled to an initial abatement of Fixed Rent and Escalation Rent commencing on the Rent Commencement Date and continuing through and including the thirty-first (31st) day following the Rent Commencement Date, if the Rent Commencement Date occurs in a month with 31 days, or the thirtieth (30th) day following the Rent Commencement Date, if the Rent Commencement Date occurs in a month with 30 days.

(d)               Electricity Additional Rent for the New Space. On or prior to the Relocation Date, Landlord shall install, at Tenant's expense, a meter, submeter or check meter that measures demand or consumption of electricity in the New Space, Commencing on the Relocation Date, Tenant shall pay Electricity Additional Rent for the New Space, as provided in Section 13.2 of the Lease, and Tenant shall no longer be responsible for Electricity Additional Rent for the Old Space.

(e)               Cafeteria Additional Rent. To reflect the relocation and size reduction of the Premises, as of the Rent Commencement Date and continuing for the balance of the Term, Section 24.8(A) of the Lease shall be amended to reflect that Tenant's cap on Cafeteria Additional Rent shall be reduced from Seven Hundred and 00/100 Dollars ($700.00) per month to Two Hundred Sixty-Two and 23/100 Dollars ($262.23) per month.

(f)              Parking. To reflect the relocation and size reduction of the Premises, as of the Relocation Date and continuing for the balance of the Term, the amount of parking spaces allocated to Tenant, pursuant to Section 31.15 of the Lease, shall be reduced by one hundred four (104) parking spaces (with the aggregate number of parking spaces allocated to Tenant for the Premises, as reduced hereunder, totaling sixty-two (62) parking spaces (with seventeen (17) of those parking spaces being reserved for Tenant's officers and/or employees and Tenant's visitors, as provided in Section 31.15 of the Lease)).

(g)              Security Deposit. Section 28.1 of the Lease is hereby amended to delete the last sentence of such Section 28.1 in its entirety and add the following provision: "Notwithstanding anything to the contrary contained herein, the then balance of the Security Deposit shall be released to (or retained by as applicable) Landlord on August 1, 2005." Contemporaneous with the signing of this Amendment, Landlord and Tenant shall enter into the Amendment to Security Agreement attached hereto as Schedule 3.

(h)              Signage. Tenant shall be permitted to install a single, Building- Standard identifying sign on the entrance doors to the New Space, said sign to be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed, with the reasonable installation costs of said entrance door sign to be paid for by Landlord. During the Tern, tenant identification on Landlord's Building-Standard monument sign located at the entrance driveway to the Building, shall be as provided in Section 24.6 of the Lease. Notwithstanding anything to the contrary contained in the Lease, as of the Relocation Date, Tenant hereby forever waives and relinquishes its right, provided in Section 24.6 of the Lease, to be identified on the additional monument sign located at the front of the island facing the street at the Building's main entranceway.

(i)               Contraction Option. Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, Tenant hereby forever waives and relinquishes its rights and options, and shall not be responsible for any obligations, contained in Section 31.25 of the Lease.

(j)               Termination Option. Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, Tenant hereby forever waives and relinquishes its rights and options, and shall not be responsible for any obligations, contained in Section 31.18 of the Lease. Furthermore, Tenant shall have no obligation to pay the Cancellation Fee, as described in Section 31.18.

9.             Option to Renew.

(a)               As of the Effective Date, Tenant acknowledges and represents that Tenant's option to renew the Lease provided in Section 31.16 of the Lease has been superseded by this Amendment and is of no further force and effect. ,Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing under the Lease at the time same is exercised, Tenant shall have a single option to renew the initial Term of the Lease (as amended by this Amendment) (hereinafter in this Section 9, the "Original Term") for one additional term of five (5) years (the "Renewal Term"). Such Renewal Term, if exercised, would start on December 1, 2008, and end on November 30, 2013. Such extension would be on the same terms and conditions as are set forth in (and are last applicable under) the Lease (as amended by this Amendment), except that, during such Renewal Term: (i) Tenant's annual rate of Fixed Rent shall be as provided in Section 9 (b) immediately following; (ii) there shall be no fit-up or construction or other work or allowance or concessions relating to preparing the Premises for Tenant's occupancy; (iii) there shall be no initial free Fixed Rent and Escalation Rent abatement period; and (iv) there shall be no further option to renew., The exercise of such option to renew the Lease must be accomplished as follows: not later than the date which is nine (9) months prior to the last day of the Original Term (time being of the essence), Tenant, if it wishes to exercise such option, must notify Landlord in writing that Tenant elects to renew for such 5-year Renewal Term, or be deemed to have waived Tenant's option to renew. Notwithstanding anything to the contrary contained in the Lease (as amended by this Amendment): (A) Tenant's option to renew shall apply only with respect to the entire Premises as then constituted, and not to a portion or portions of the Premises as then constituted; (3) if Tenant fails to properly and timely exercise its option to renew hereunder, said option shall be null and void; (C) Tenant's option to renew shall be limited to Initial Tenant (or any Affiliate of Initial Tenant succeeding to Initial Tenant's interest hereunder pursuant to the terms of the Lease or any successor to Initial Tenant's interest in this Lease by bona- fide merger or acquisition) only, and shall not be transferred or assigned to any other party; and (D) Tenant must be in occupancy of the entire Premises, as then constituted under the Lease (as amended by this Amendment), at the time of the exercise of such option.

(b)               The annual Fixed Rent for the Renewal Term provided above shall be ninety-five percent (95%) of the annual "Fair Rental Value of the Premises" determined as follows: Upon Landlord's receipt of Tenant's timely notice of Tenant's election to renew and commencing on the start of the calendar month which is eight (8) months before the end of the Original Term, Landlord and Tenant shall have a period of fifteen (15) days within which to enter a written agreement fixing the Fixed Rent for the Renewal Tex     ni at ninety-five percent (95%) of the then Fair Rental Value of the Premises, which Fair Rental Value shall be based on the annual fair rental value for comparable, first-class commercial office space (including any available in the Building) on comparable terms and conditions in the Connecticut towns of Shelton, Trumbull, Stratford and Milford, as of such applicable date. If the parties agree in writing to the Fixed Rent for the Premises for the Renewal Term within such fifteen (15) day period, then the Fixed Rent for the Renewal Term shall be governed by such agreement. If the parties are unable to so agree on the Fixed Rent for the Renewal Term, then such figure shall be determined as follows: Each party shall, within ten (10) days after the expiration of such fifteen (15) day period, appoint a reputable, independent, commercial MAI appraiser, commercial real estate broker or commercial real estate consultant, which, as to any such selected party, has had not less than ten (10) years' experience appraising and/or leasing comparable, first-class commercial properties in the Connecticut towns of Shelton, Trumbull, Stratford and Milford (an "Advisor"). On the failure of either party to appoint such Advisor within ten (10) days after notification of the appointment by the other party, the person appointed as an Advisor shall appoint an Advisor to represent the party who has not so appointed an Advisor. The two (2) Advisors appointed in either manner above provided shall then proceed to act to determine such figure equaling ninety-five percent (95%) of such Fair Rental Value of the Premises as of the such applicable date, in accordance with the above definition. In the event of their inability to reach an agreement between them within ten (10) days, they shall, within ten (10) days thereafter, appoint a third similarly qualified Advisor who has had not less than ten (10) years' experience appraising comparable, first-class commercial properties in the Connecticut towns of Shelton, Trumbull, Stratford and Milford. If the three (3) Advisors are then unable to reach an agreement within ten (10) days thereafter, the decision of a majority of them shall determine such figure equaling ninety-five percent (95%) of such Fair Rental Value of the Premises, in accordance with the above definition (which majority decision shall be made by the third Advisor picking one of the two such submitted figures by the other Advisor(s)). The final decision of the Advisors shall be delivered to the parties in writing not later than six (6) months before the expiration of the Original Term (the "Decision Date"), time being of the essence. Landlord and Tenant agree to each pay one-half (1/2) of the expenses and reasonable fees of the Advisors and to be bound by their final decision.

(c)               If for any reason by the commencement of the Renewal Term, the Fixed Rent for such period shall not have been finally determined, Tenant shall, until such determination, continue to pay the Fixed Rent at the then annual rate of $228,871.35. Upon such final determination, Tenant shall thereafter pay such Fixed Rent for a rate which is based upon the Fixed Rent for the Renewal Term as so determined and shall pay Landlord the balance, if any, which shall be owing for the period preceding such determination. If upon final determination of such Fixed Rent rate, it shall be that Tenant overpaid Fixed Rent for the period of time preceding such determination, Landlord shall pay Tenant the difference, Whenever the Fixed Rent for the Renewal Term shall have been determined, the parties hereto, on request of either of them, shall enter into a stipulation with respect to the amount of the Fixed Rent for the Renewal Tenn.

(10) Right of First Offer. As of the Effective Date, Tenant acknowledges and represents that Tenant's right of first offer provided in Section 31.19 of the Lease has been superseded by this Amendment and is of no further force and effect. Notwithstanding anything to the contrary contained in the

Lease (as amended by this Amendment), Tenant shall have a right of first offer (the "Right of First Offer") to lease the space outlined on Exhibit A hereto (hereafter referred to as the "Option Space"), subject to the following terms and conditions:

(a)               If such Option Space is available for leasing to the general public, then before offering the Option Space to any third party, Landlord shall deliver a written notice to Tenant specifying the terms and conditions of Landlord's proposed leasing of such Option Space, which terms and conditions shall be determined by Landlord in its sole but good faith, reasonable judgment (with Landlord agreeing that such terms and conditions shall be consistent with those applicable to comparable, first class, commercial office space (including any available in the Building) in the Connecticut towns of Shelton, Trumbull, Stratford and Milford, available for lease as of such applicable date). Notwithstanding the foregoing, the Fixed Rent rate for the Option Space shall not be in excess of the Fixed Rent rate Tenant shall be paying for the Premises for the same period. Landlord and Tenant shall each have the right to submit any dispute between the parties regarding the consistency of the terms and conditions chosen by Landlord with those applicable to comparable, first class office space available for lease as of such applicable date (including any available in the Building) in the Connecticut towns of Shelton, Trumbull, Stratford and Milford, to binding arbitration in accordance with Section 31.6 of the Lease.

(b)               Tenant shall thereafter have twenty (20) Business Days in which to accept (on the same terms and conditions as Landlord's offer) or reject such offer, pursuant to a written notice delivered to Landlord, within such period, time being of the essence, with Tenant's rejection or failure to so accept such offer within such twenty (20) Business Day period being deemed a waiver of its Right of First Offer, notwithstanding any principles of law or equity to the contrary.

(c)                If Tenant rejects such offer or fails to accept the same as herein required within such twenty (20) Business Day period, then Landlord shall be free to lease the Option Space to any party on whatever terms and conditions Landlord desires.

(d)               If Tenant validly exercises the Right of First Offer as provided herein, Tenant shall lease such Option Space in its "as-is" condition, subject to the surrender obligations contained in the lease between Landlord and the tenant who is surrendering the Option Space, and on the terms and conditions stipulated in such Landlord offer, but otherwise on the defined terms and conditions as are applicable under the Lease (as amended by this Amendment), and the parties shall, at Landlord's request, execute and deliver a new lease for such Option Space, or such other documentation as Landlord reasonably requires in order to confirm the leasing of such Option Space to Tenant, but an otherwise valid exercise of the Right of First Offer contained herein shall be fully effective, whether or not such confirmatory documentation is executed and delivered.

(e)               Notwithstanding anything to the contrary contained in this Amendment, Tenant's Right of First Offer is subject to all of the following conditions: (A) as of the date of Landlord's offer (and as of the date of Tenant's acceptance of Landlord's offer), the Lease (as amended by this Amendment) must be in full force and effect and no Event of Default shall have occurred and be continuing; (B) as of the date of Landlord's offer, Tenant must be in occupancy of all of the Premises as demised under the Lease (as amended by this Amendment); (C) such Right of First Offer shall apply only during the period(s) set forth herein, and then only with respect to the entire Option Space and on the identical terms as offered by Landlord, and may not be exercised with respect to only a portion of such space or on varying terms; (D) such Right of First Offer is personal to Initial Tenant (or any Affiliate of Initial Tenant succeeding to Initial Tenant's interest hereunder pursuant to the terms of the Lease or any successor to Initial Tenant's interest in this Lease by bona-fide merger or acquisition) only, and may not be transferred by Initial Tenant to any other party under any circumstances whatsoever; and (E) such Right of First Offer is subject and subordinate only to the rights and options of the present occupant of the Option Space, Sordoni/Skanska Construction Co. ("Sordoni")) (as all such rights and options are specified in Schedule 2 attached hereto),

11.           Right to Expand, In addition to Tenant's Right of First Offer with respect to the Option Space, Tenant shall have the option to expand the Premises (an "Option to Expand") to include the Option Space (such Option Space being hereinafter referred to in this Section II as the "Expansion Space"), subject to and in accordance with the following terms and conditions:

(a)               Such expansion would be co-terminus with the remaining Term and on the same terms and conditions as then apply under this Lease, except that there shall be no further Option to Expand the Premises.

(b)               The exercise of such Option to Expand shall be accomplished as follows: At any time following September 30, 2004, Tenant, if it wishes to exercise its Option to Expand, shall notify Landlord in writing that Tenant elects to expand the Premises by such Expansion Space (such notice, the "Expansion Notice"). Tenant's notice to Landlord shall specify the date whereby such Expansion Space must be available for delivery to Tenant (the "Expansion Date") (which Expansion Date shall be no sooner than April 1, 2005, and two hundred (200) days from the date of the Expansion Notice).

(c)               Notwithstanding anything to the contrary contained in this Lease, Tenant's Option to Expand shall be superior to any rights, options, tenancies or occupancies as to the Expansion Space granted and arising on or after the date hereof. Tenant's Option to Expand, however, is subject and subordinate to the rights and options of Sordoni (as all such rights and options are specified in Schedule 2 attached hereto). Notwithstanding anything to the contrary contained herein, Landlord hereby represents that Landlord has the right to relocate Sordoni on or after April 1, 2005, upon six (6) months prior notice to Sordoni, provided that Landlord can relocate Sordoni to alternative space in the Building which is reasonably comparable in size and improvements to the Expansion Space (such alternative space, hereinafter "Alternate Space") (Tenant hereby acknowledges that Tenant shall have no Option to Expand Premises if Landlord cannot provide Alternate Space to Sordoni).

(i)               In the event that Tenant's exercise of its Option to Expand requires Landlord to relocate Sordoni to Alternate Space, the following additional terms and conditions shall apply to Tenant's Option to Expand: (i) Tenant shall pay Landlord, as Additional Rent, within ten (10) days of being billed therefor, the reasonable, direct costs of relocating Sordoni to the Alternate Space (as evidenced by reasonable documentation supporting that such costs have been incurred),, together with the reasonable, direct costs of improving the Alternate Space (as evidenced by reasonable documentation supporting that such costs have been incurred) so that such Alternate Space has improvements that are reasonably comparable to the improvements of the Expansion Space (it being understood that Tenant shall not be responsible for the cost of improvements to the Alternate Space in excess of those made to the Expansion Space and existing on the day immediately preceding Sordoni's vacating the Expansion Space, damage by casualty excepted); and (ii) provided that Landlord is required, due to Landlord's relocation of Sordoni to the Alternate Space, to provide Sordoni with two months abatement of Fixed Rent, Escalation Rent and Electricity Additional Rent, Tenant shall. pay Landlord, as Additional Rent, subject to the limitation contained in the last sentence of this Subsection 11(c)(i), within ten (10) days of the first day of the first month after which such Rental abatement is applicable, the dollar amount equal to the sum of Fixed Rent, Escalation Rent and Electricity Additional Rent Sordoni is required to pay Landlord under its Lease during the first full month that Sordoni is required to pay same following the Expansion Date (the "Sordoni Additional Rent"). Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Landlord any Sordoni Additional Rent attributable to any square feet of rentable area of the Alternate Space which is in excess of the square feet of rentable area of the Expansion Space.

(ii)               In the event that Tenant's exercise of its Option to Expand gives rise to the Sordoni Lease (as such term is defined in Schedule 2 hereto) being terminated and Sordoni moving its business to space not located in the Building (but such space is within fifty (50) miles of the location of the Building), the following additional terms and conditions shall apply to Tenant's Option to Expand: (i) Tenant shall pay Landlord, as Additional Rent, within ten (10) days of being billed therefor, the amount of money Landlord actually paid Sordoni in reimbursing Sordoni for: (x) Sordoni's reasonable, out-of-pocket costs actually incurred by Sordoni in connection with Sordoni moving its furniture and equipment into new space, including, without limitation, recabling, rewiring, hooking up Sordoni's telephone system and the cost of replacement stationery (as evidenced by invoices); and (y) the sum that Landlord would have reasonably expended to fit-up the Alternate Space should Sordoni have chosen to relocate to same (which fit-up would have included only those improvements necessary to make the improvements to the Alternate Space reasonably comparable to those of the Expansion Space) .

(iii)               The parties hereto acknowledge that, pursuant to the Sordoni Lease: (x) Sordoni may request (the "Sordoni Request"), upon Landlord serving a relocation demand onto Sordoni, that, in lieu to being moved to the Alternate Space, Landlord relocate Sordoni to other available space within the Building which has more or less rentable square feet than the Alternate Space (but in no event less than 4,000 rentable square feet (such requested space, the "Requested Space")); and (y) Landlord has the right to accept or reject such Sordoni Request. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to make any and all of the payments required under Subsection 11(c)(ii) above, if the Sordoni Lease is terminated due to fact that Landlord rejected the Sordoni Request.

(d)               Furthermore, notwithstanding anything to the contrary contained in this Lease, Tenant's Option to Expand shall also be subject to all of the following conditions: (A) as of the date of the Expansion Notice this Lease must be in full force and effect and no Event of Default shall have occurred and be continuing (and Tenant must occupy all of the Premises, as then demised hereunder); (B) such Option to Expand is personal to the Initial Tenant herein (i.e., The Winthrop Corporation) (or any Affiliate of Initial Tenant succeeding to Initial Tenant's interest hereunder pursuant to the terms of the Lease or any successor to Initial Tenant's interest in this Lease by bona-fide merger or acquisition) only, and shall not be transferred to any other party under any circumstances whatsoever; (C) such Expansion Space is hereby agreed to be accepted by Tenant solely in their then "as is" condition (subject only to the surrender obligations included in Sordoni's lease for the Expansion Space), with no obligation of Landlord to perform or pay for any preparation work or fit-up of same; (D) upon the Expansion Date, Tenant's Fixed Rent Payments, Tax Payments, Operating Payments, Cafeteria Additional Rent payments and Electricity Additional Rent payments shall be proportionately increased to reflect Tenant's leasing of the applicable Expansion Space; and (E) Tenant shall deliver to Landlord the Expansion Notice on or prior to the termination or earlier expiration of the Sordoni Lease (as such term is defined in Schedule 2 hereto).

(e)               Notwithstanding anything to the contrary contained herein, in the event that Landlord is unable to deliver possession of the Expansion Space to Tenant by one hundred eighty (180) days following the Expansion Date through no fault of Tenant, Landlord shall provide Tenant with written notice (the "Revised Expansion Date Notice") of its good faith estimate of the date on which Landlord expects to deliver possession of the Expansion Space to Tenant (the "Revised Expansion Date"). Upon receipt of the Revised Expansion Date Notice, Tenant shall have the right to void its previously exercised Option to Expand by delivering written notice to Landlord within ten (10) days of the date of Tenant's receipt of the Revised .Expansion Date Notice (time being of the essence), that Tenant elects to void its previous Option to Expand exercise. If Tenant fails to deliver notice of its election to void its previous Option to Expand exercise within such ten (10) day period, then Tenant's exercise of its Option to Expand shall continue in full force and effect. In the event of such delay in delivering the Expansion Space to Tenant, provided such delay is not caused by Tenant, and Tenant does not exercise its right to void its previously exercised Option to Expand, the applicable Expansion Date and the start of the Rental for the Expansion Space, shall be postponed, on a day for day basis, for each day of such delay. Landlord shall not be liable to Tenant for any loss or damages resulting from Landlord's inability to deliver the Expansion Space by the Expansion Date or the Revised Expansion Date, unless such failure is directly due to Landlord's gross negligence or willful misconduct.

(f)               If Tenant validly exercises its Option to Expand as provided herein, the parties shall, at Landlord's request, execute and deliver such documentation as Landlord reasonably requires in order to confirm the expansion of the Premises, but an otherwise valid exercise of the Option to Expand herein shall be fully effective, whether or not such confirmatory documentation is executed and delivered.

12.               Surrender Fee. In consideration of Landlord entering into this Amendment, Tenant hereby agrees to pay Landlord, in good funds, subject to collection, on August 1, 2005 (time being of the essence), the sum equal to One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00), minus the amount of the Security Deposit that Landlord actually receives on August 1, 2005 (pursuant to Section 8(g) of this Amendment) which is not attributable to Landlord's right to same due to an Event of Default. Tenant hereby recognizes and acknowledges that on or before August 1, 2005, Landlord may apply all or a portion of the Security Deposit against its costs and expenses arising due to an Event of Default, in accordance with the terms and conditions of Section 28.1 of the Lease. Landlord and Tenant shall each have the right to submit any dispute between the parties regarding Landlord and Tenant's rights and obligations under this Section 12 to binding arbitration in accordance with Section 31.6 of the Lease.

13.               Brokerage. Landlord and Tenant hereby warrant and represent to the other that it has dealt with no broker in connection with this Amendment, and Landlord and Tenant hereby agree to indemnify, defend and hold the other party harmless from and against any and all claims, costs or liabilities which arise from a breach of their respective warranty and representation. The indemnity provisions of this Section shall survive the Term.

14.              Execution of Counterparts of this Amendment. This Amendment may be executed in counterparts by the signatories hereto, which counterparts, when taken together (and executed and delivered), shall constitute an entire agreement.

15.               Facsimile Transmission of Signed Amendment. Landlord and Tenant agree that this Amendment may be transmitted between them or their respective attorneys by facsimile machine. The parties intend that any faxed signatures shall constitute original signatures.

16.              Contingency. Notwithstanding anything to the contrary contained in this Amendment, Tenant's and Landlord's obligations under this Amendment are subject to and contingent upon both Landlord and Environmental Data Resources, Inc. ("EDR") executing and delivering lease agreements, . wherein EDR leases from Landlord the Old Space. If such executed lease agreements with EDR are not executed and delivered for any reason by October 15, 2003, then Landlord and Tenant shall each have the right to terminate this Amendment, without liability, upon written notice to the other party, in which case the Lease shall continue in full force and effect in accordance with its then applicable terms.

17.              Miscellaneous. As amended hereby, the Lease shall continue in full force and effect, the parties hereby ratifying and confirming the Lease, as amended by this Amendment. Except as hereby amended, the terms of the Lease shall continue to apply during the balance of the Term. In the event of any conflicts or inconsistencies between the terms of the Lease, and the terms of the Lease (as amended by this Amendment), the terms of the Lease (as amended by this Amendment) shall govern and control in each instance, This Amendment shall bind and enure to the benefit of Landlord and Tenant, and their respective successors and assigns. This Amendment shall not be binding on Landlord or Tenant, however, unless and until Tenant executes final counterparts of this Amendment and delivers same to Landlord, Landlord thereafter executes final counterparts of this Amendment and returns to Tenant a fully-executed counterpart thereof and the contingency referred to in Section 16 hereof is satisfied.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

440 WHEELERS FARM ROAD, L.L.C.
Landlord
By: SAP II Manager, Inc.

Name: Tom Osterman
Title: VP
, duly authorized
and empowered

THE WINTHROP CORPORATION

Tenant

By: /s/ Eugene J. Helm
Name: Eugene J. Helm
Title: President & COO
, duly authorized
and empowered

00/300E
XV3 88:0Z  CL0Z/00190

Exhibit B-1

Work Letter

1.             Tenant's Plans.

(a)           On or before October 3, 2003, Tenant shall finalize and approve a space plan for the Premises. On or about October 15, 2003 (the "Plan Submission Date"), Landlord's licensed architect, in consultation with Tenant, shall produce and submit to Landlord a final and complete dimensioned and detailed architectural and engineering plans, specifications and drawings of partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical drawings, HVAC system design and distribution plans and specifications and any and all other information as may be reasonably acceptable to Landlord, and necessary and sufficient to obtain a building permit and to complete the New Space Initial Alterations to the Premises in accordance with this Exhibit "B-I" (and using the Building Standard items listed in Schedule A hereto, or replacements thereof which are of greater quality) (such plans are collectively referred to herein as "Tenant's Plans"). Landlord shall have five (5) Business Days to approve of Tenant's Plans (or reasonably disapprove same, with Landlord reasonably specifying the reasons for such disapproval to the extent reasonably possible under the circumstances). Landlord and Tenant hereby agree to the use of Southport Associates, as the engineer, Esposito Design Associates, as the architects and Landlord, as the general contractor for the New Space Initial Alterations hereunder. Landlord shall not be compensated for its services as general contractor.

(b)           Tenant shall approve and submit the space plan to Landlord in connection with Tenant's Plans on or before the Plan Submission Date.

(c)           Following Landlord's receipt of Tenant's Plans (which are in form reasonably acceptable to Landlord), Landlord shall submit the same to the Milford, Connecticut, Building Department and shall diligently pursue the issuance of a building permit. Tenant agrees to diligently cooperate with Landlord with respect to applying for and obtaining said building permit.

2.             Costs.

(a)           Subject to the terms and conditions of Section 7(c) of this Amendment, Tenant shall pay all costs and expenses (collectively, the "Work Costs") associated with the New Space Initial Alterations, when and as incurred. Said Work Costs shall include, without limitation, all costs for permits, approvals, authorizations, licenses, inspections, space planners, contractors, architects, engineers, utility connections, labor, materials, bonds, certificates of occupancy, insurance, taxes and any structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any mechanical, electrical, plumbing or other systems and equipment required as a result of the layout, design or construction of the New Space Initial Alterations. Provided Tenant fully complies with its obligations under the Lease (including this Exhibit "B-1"), Landlord shall contribute the Tenant Fund, totaling up to $332,808.00 towards the Work Costs. Said Tenant Fund shall be disbursed as described subparagraph 2(b) of this Exhibit "B-1".

(b)           Landlord and Tenant shall stipulate in writing to an estimated budget for the Work Costs (which budget shall reflect commercially reasonable pricing given the nature, scope and scheduling of the work involved) before or reasonably promptly after the Plan Submission Date. During the course of construction, subject to commercially reasonable disbursement requirements established by Landlord (and consistent with commercial construction disbursement practices), Landlord shall disburse appropriate progress payments, out of said Tenant Fund, against said Work Costs. To the extent any Work Costs exceed the Tenant Fund (including any Work Costs for any Change Orders (as hereinafter defined) or any Extra Work (as hereinafter defined)), Tenant shall pay Landlord (or at Landlord's direction, the appropriate contractors or subcontractors) for same against invoices (which invoices shall be supported by commercially reasonable documentation) for such work submitted to Tenant (no more frequently than monthly) during the course of construction. The amount due under such invoices shall be due and payable as Additional Rent within twenty (20) days after Tenant's receipt of same.

(c)           Except for the Tenant Fund, Landlord shall have no liability whatsoever for the payment of any costs or expenses associated with Tenant's Plans or the construction of the New Space Initial Alterations, Tenant being fully responsible therefor,

3.             New Space Initial Alterations.

(a)           Landlord shall, promptly following its receipt and approval of Tenant's Plans construct the New Space Initial Alterations, and subject to the terms and conditions of the Lease and this Exhibit "B-1" (and using equivalent (or better) materials to the Building-Standard items set forth on Schedule A hereto), Landlord shall install the same in a good and workmanlike manner to conform with the approved Tenant's Plans and said Schedule A. Landlord shall use commercially reasonable, good faith efforts under the circumstances, to have the New Space Alterations constructed on or before December 1, 2003, subject to delay due to Tenant Delays and Unavoidable Delays. In no event shall Landlord be required to use overtime or premium-pay labor in connection with the construction of the New Space Initial Alterations unless Tenant agrees to pay for same. Furthermore, in no event shall Tenant hold Landlord liable for any damages, costs or expenses resulting from delays to any aspects of the New Space Initial Alterations.

(b)           Tenant shall not engage any contractor to perform any Change Orders or Tenant's Installations or Extra. Work (as hereinafter defined), unless Landlord has given Tenant notice of Landlord's refusal to perform such work and has approved of the work in question and the identity of the contractor which Tenant wishes to engage.

4.             Tenant Delay; Cooperation. The term "Tenant Delay," as used herein and in the Lease shall mean any actual delay which causes a delay in Landlord's performance (or Landlord's agents', employees', contractors', subcontractors' or construction administrators') performance of its/their obligations with respect to the New Space Initial Alterations, and which is caused by any action, omission, negligence or willful misconduct of Tenant or Tenant's agents, employees, contractors, subcontractors, consultants, invitees, subtenants, or assigns, including, without limitation:

(a)           any delay due to Tenant's failure to meet any of the following scheduled items, which Tenant hereby agrees to meet, time being of the essence: (i) to be available on one Business Day's notice to consult with architect in order to submit the Tenant's Plans in the form required herein and reasonably acceptable to Landlord on or before the Plan Submission Date; or (ii) to approve the pricing of any Change Orders or Extra Work items within three (3) Business Days of receipt of Landlord's pricing statement concerning same; or (iii) to approve the pricing of the New Space Initial Alterations and/or Landlord's list of proposed subcontractors (or to reasonably disapprove same, with noted reasons for such disapproval) within three (3) Business Days' after receiving same;

(b)           any delay due to changes or additions to (or deficiencies in) Tenant's Plans (if caused by Tenant or Tenant's agents, employees, contractors, subcontractors, architects or space planners), or due to requests by Tenant or Tenant's agents or employees or contractors for Change Orders, Extra Work, long-lead- time items, upgrades, substitutions or items other than the approved New Space Initial Alterations; and

(c)           any delay due to (i) Tenant's or Tenant's contractors' performance or execution of Tenant's Installations; or (ii) Tenant's non-compliance with Tenant's obligations hereunder or under the Lease; or (iii) interference with or delays to Landlord's construction of the New Space Initial Alterations (or Landlord's agents, employees or subcontractors in their performance of their respective obligations hereunder) caused by Tenant or Tenant's agents, employees or contractors.

If the Relocation Date shall be actually delayed by reason of any Tenant Delay, the Rent Commencement Date shall be delayed one (1) day for each day of a Tenant Delay.

Landlord and Tenant shall each use diligent, good faith efforts to reasonably cooperate with (and not to unreasonably interfere with) each other with respect to the coordination and performance of the New Space Initial Alterations. Landlord and Tenant each agree not to unreasonably withhold or delay their respective approvals under this Exhibit "B-1". Landlord agrees to reasonably consult with Tenant regarding the selection of subcontractors for the New Space Initial Alterations, but, notwithstanding anything to the contrary contained in the Lease or this Exhibit "B-1", Landlord shall in no event be liable for any cost increases or scheduling or performance delays resulting from such consultation and/or Tenant's selection of the subcontractors to the extent such consultation or selection results in any delays or any cost increases. Tenant acknowledges that the completion (or non-completion) of the New Space Initial Alterations shall not affect, in any way, the validity of the Lease, the Relocation Date of the Lease, or the commencement of the Tenant's obligations for Fixed Rent or Additional Rent under the Lease (except as may be specifically provided in the Lease).

5.             Tenant's Installations. Tenant, at its sole expense, shall cause to be performed, in a good and workmanlike manner, its telephone, movable partitions, furniture, computer and business equipment installations in the Premises (collectively, "Tenant's Installations"). Said Tenant's Installations shall not in any way interfere with, delay or postpone the Relocation Date, the Rent Commencement Date or the performance of the New Space Initial Alterations. Said Tenant's Installations shall not adversely affect any structural portions or mechanical/utility systems of the Building or the Real Property.

6.             Change Orders; Extra Work.

(a)           No material changes or material additions to Tenant's Plans after Tenant's approval of such plans pursuant to Section 1(a) of this Exhibit "B-1" (hereunder, a "Change Order") shall be made without the prior written approval of Landlord in each instance, after written request therefor by Tenant. Landlord's approval to any such changes shall not be unreasonably withheld or delayed. Any such Change Order approval or disapproval shall be given within three (3) Business Days after receiving the same, with any disapproval noting the reasons therefor.

(b)           If Tenant desires extra work, materials or equipment to be installed as part of the New Space Initial Alterations which are not included in the Building-Standard items and quantities in Schedule A hereto (herein referred to as "Extra Work"), then Tenant must deliver to Landlord, at Tenant's expense, complete information concerning such Extra Work, including all architectural, electrical, mechanical and finishin.g drawings, specifications and details, on or before the Plan Submission Date. Any work, materials or equipment to be installed by Landlord above and beyond those items and quantities stated in Schedule A hereto, shall be deemed. Extra Work. If Tenant so submits such Extra Work information, Landlord shall submit a proposal to Tenant for such Extra Work within three (3) Business Days after its receipt of such information. If Tenant decides to accept Landlord's proposal and proceed with the Extra Work, Tenant agrees to pay Landlord for same pursuant to such proposal.

7.             Approvals. Except as otherwise herein specified or required, any approvals or disapprovals required to be given by either party shall be deemed given as follows: submissions of plans, drawings, layouts, estimates, etc. and requests for authorization or approval which are not disapproved in writing and received by the requesting party within five (5) Business Days after submission, shall be deemed approved and authorized.

8.             Lease Compliance; Remedies; Inconsistencies; Move-in. Notwithstanding anything to the contrary contained in the Lease, from and after the date of the execution of the Lease and at all times thereafter, Tenant shall comply strictly with all of the provisions of this Exhibit "B-1" and any applicable obligations of Tenant under the Lease. The Lease (including this Exhibit "B-1") is a present lease and not a contract to make a lease at some future date, even though the Term has not yet commenced_ Any material breach by Tenant before the Relocation Date shall, at Landlord's option, be deemed an Event of Default under the Lease, and Landlord may, without liability, order any and all work stopped immediately until such default is cured, without limitation to Landlord's other rights and remedies under the Lease, or at law or in equity. Upon a material breach by Landlord of its obligations under this Exhibit "B-1" before the Relocation Date, Tenant may, without liability, order any and all work related to such material breach stopped immediately until such default is cured, without limitation to Tenant's other rights and remedies under the Lease, or at law or in equity. in the event of any express inconsistencies between the Lease and this Exhibit "B-1", this Exhibit "B-1" shall govern in each instance with respect to the parties' respective obligations under this Exhibit "B-1".. Tenant agrees to move into the Premises and commence its business operations therein, upon, or promptly after, the Relocation Date.

SCHEDULE A TO EXHIBIT "B-1"
MERRITT CROSSING BUILDING STANDARD ITEMS

I .	Building Standard Partitions:
Building standard partitions are constructed of 2 1/2", 25 gauge metal studs, 16" on center (o.c.), with 5/8" thick drywall on each side. The Building Standard partitions are attached to a metal runner at the ceiling and a metal runner on the floor. Gypsum board is to be taped and floated and ready to paint.

2.	Paint:
All Building Standard partitions are to receive two (2) coats of Building Standard paint; the first coat will be a latex primer with the second coat being a latex eggshell finish in a color to be designated by Tenant's Architect from the Building Standard color chart available from the Construction Manager.

3.	Flooring:
The Building Standard carpet is a Blueridge Prodigy P371, broadloom, 28 ounce high quality out and loop, direct glue down carpet offered in a choice of colors. Building Standard 1/8" x 12" x 12" vinyl composition floor may be substituted where resilient floor covering is required. (In lieu of the above Building Standard carpet, Tenant may substitute its own new, commercially reasonable carpeting selection, provided Tenant purchases and delivers same to the construction site in sufficient quantity and in a timely manner at Tenant's sole cost and expense, in which case Tenant shall receive a credit for the unused Building Standard carpet equaling $1.25 per rentable square foot of the Premises. Any delay to the construction or completion of the Initial Alterations caused by such carpeting substitution shall be deemed a Tenant Delay.)

4.	Base:	Resilient vinyl straight base (Burke) at carpet in Building Standard colors. Building Standard base is 2 1/2" high located on each side of Building Standard partition.
5,	Doors, Frames and Hardware:
Building Standard doors are 3'-0" x 9'-O" (nominal) x 1 3/4" Algoma or Eggers wood doors with natural oak pre-finished veneer, pre-mortised for latch set hardware and cut to size. Tenants on multi-tenant floors shall be provided up to two rated Building Standard doors set in metal frames for egress and ingress into Common Areas.

Building Standard door frames are extruded aluminum RACO frames (or its equivalent) with a factory-painted finish to match Building Standard Fuller O'Brien "Whisper White" finish on perimeter drywall and column enclosures.

Building Standard hardware is a McKinney TA 714- 4 1/2" x 4 1/2" 26 D- finish hinge. Each building standard door is to have four (4) hinges and a floor mounted Ives 436B x 26D door stop. Building standard Sargent locksets Series 8200 LNE x32D finish will be used on interior as well as Tenant entry doors. Automatic door closures, Sargent 1430-EN series in silver finish, are provided at Tenant entrance doors. Keyed locksets use Sargent building master compatible prefix 63 interchangeable core cylinders.

6.	Ceiling	Building Standard 2’0” x 2’0” Armstrong Silhouette 9/16 slotted edge with Armstrong Cirrus Ceiling Tile, nominal 9'0" above the finished floor.
7.	Window Treatment	Building Standard one-inch aluminum horizontal slat blinds.
8.	Lighting Fixtures:	2'0" x 2'0" Mark Direct/Indirect Fluorescent Fixture, Model IDLS.-22-250-EBX 277 PSSB/DF and switches Decora rocker style for light control.
9.	Exit Sign:	Signage for means of egress, edge lit, red LED with integral battery pack. Yorklite CLXSP Series.
10.	Emergency Lights:	Showing means of egress during power outage. Battery packs on regular lights only.
11.	Light Switches:	Building Standard single pole rocker type switches are white with white plastic face plates mounted vertically at 4'0" vs 32" above the finished floor.
12.	Power:	Receptacles deliver 120 volt power to equipment.
12a.	Metering:	Monitor electrical power used by tenant.
13.	Telephone Outlets:
Building Standard telephone outlets shall be wall mounted vertically at 1 above the floor with conduit extending to the ceiling plenum above. All wiring within the ceiling plenum not in conduit must be approved for return air plenum use by the City of Milford. Wall boxes to be provided by the Landlord.

14.	Fire Protection Sprinkler Head:	The facility is equipped with a wet pipe sprinkler system with, up right heads in the unfinished areas and flush ceiling mounted heads with white cover plates in the finished areas.
15.	Life Safety Systems:
Building Standard exit signs, fire hose valve cabinets, fire alarm pull stations and fire extinguisher cabinets will be provided and installed in accordance with the code requirements for Tenant's layout, except to the extent the requirement is a result of Tenant Extra Work. Building Standard speaker/strobes, exit signs, and emergency lighting as required by code for light hazard general office use.

16.	Air Conditioning and Heating:
The rooftop air conditioning units are ducted to above ceiling VAV terminals, from the terminal to diffusers in the ceiling. The ceiling space is utilized as a return air plenum. Ventilation, fresh outside air, is introduced into the air system at the RTU at a rate of 15 CFM per person (approx. .133 CFM of tenant space). The building base air conditioning system is designed to maintain space conditions of 75 deg./50% RH in the summer and 70 deg. in the winter_ The system is designed to handle the building skin loads and internal loads of one person per 175 usf and lighting and power loads of 6.0 watts total per rsf. The base building air conditioning system is operated from 8:00 a.m. to 6:00 p.m. Monday through Friday - the system is in the unoccupied mode on Saturday, Sunday and holidays.

Option: If the tenant space internal heat gain loads exceed those specified as building standards or if special areas require temperature, humidity, or operating hours other than the building standard then supplemental air conditioning equipment and systems are to be installed. Cost: Subject to requirements and layouts.

16a	Variable Air Volume Terminals Perimeter:
The perimeter zones consist of the 12'0" wide area around the exterior wall of the building. The VAV terminals at the perimeter spaces are parallel fan units with electric reheat. On a call for cooling, these terminals vary the amount of primary cooling air from the RTU to maintain the space conditions. On a call for heat, the terminal goes to its minimum primary air set point (to maintain required ventilation to the space) and the fan is activated to induce warm ceiling plenum air. On a further call for heat the electric reheat coil is activated. Each VAV terminal has an associated room thermostat.

16b	Variable Air Volume Terminals- Interior:
The VAV terminals at the interior spaces are of the cooling, shut-off type. These terminals vary the air quantity to the space to maintain room conditions. Each VAV terminal has an associated room thermostat.

Option: Where the tenant wishes to have areas with a constant air flow to the space, series fan powered VAV terminals with electric reheat coils can be installed instead of the building standard. Cost: Based on quantity and location.

16c	Supply Air Diffusers Perimeter:	The perimeter spaces are served by 4'0" long linear slot ceiling diffusers.
17.	Ventilation:	Building Standard is as follows:
A. Supply Air Diffusers - Interior: The interior spaces are served by 2' x 2' perforated face ceiling diffusers.
B. Return Air Registers: The return air from the space is transferred to the return air ceiling plenum via Titus Model #8FF Ceiling Return Register with Opposed Blade Damper.

schedule 4-

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

1	45 Stacker Chairs w/o Arms
21 folding tables
3 table
2	1 Main Conference Room Table
18 Leather Chair
1 Build-in Credenza
3	1 Credenza Mill Work
1 Desk
1 Office Chair
1 Coffee Table
1 Loveseat
4	6 Upholster Chairs
1 Conference Table
5	1 Desk
2 Guest Chairs
1 Knee-hole credenza
1 Credenza
1 Guest Table
1 Office Chair
6	1 Desk
1 Wood file cabinet
2 Guest Chairs
7	1 Conference table
4 Sync Chairs
8	1 Desk
1 Office Chair

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

3 2 drawer fife cabinet
2 Guest Chairs
1 Wood file cabinet

9	1 lateral file cabinet
1 bookcase
1 Guest Chair
1 Desk
1 Office Chair

10	1 Desk
1 lateral file cabinet
1 bookcase
3 5 drawer lateral file cabinet
1 Office Chair

11	1 Desk
2 Guest Chairs
1 2 drawer lateral file cabinet
1 4 drawer vertical file cabinet
1 Office Chair

12	1 Desk
1 Knee-hole credenza
1 2 drawer lateral file cabinet
2 3 shelf bookcase
2 Guest Chairs

13	1 Desk
2 Guest Chairs
5 28" 2 drawer vertical file cabinet
1 Office Chair

14	1 Desk
1 5 drawer lateral file cabinet

Office Furniture by Roam Number

Room*	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

2 Guest Chairs
1 3 drawer lateral file cabinet
2 2 drawer vertical file cabinet
1 Knee-hole credenza
1 Office Chair

15	1 Desk
1 Credenza/bookshelf
1 2 drawer vertical file cabinet
2 Guest Chairs
1 Office Chair

16	1 Bookshelf
1 Guest Table
1 Knee-hole credenza
1 Desk
2 Guest Chairs
1 5 drawer lateral file cabinet
1 Office Chair

17	10 Conference Chair
1 Conference Table
1 Build-in Credenza

18	1 Desk
1 Guest Chair
1 Bookshelf
1 Credenza
1 Desk
1 Office Chair

19	1 Desk
4 Guest Chair
1 Guest Table
1 Wood file cabinet
1 3 drawer vertical file cabinet

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

1 Office Chair

20	1 Desk
2 Guest Chair
1 Credenza
1 Office Chair

21	1 Conference table
4 Sync Chair w/arms

22	1 Desk
1 Wood file cabinet
1 Office Chair

23	1 Desk
1 Bookshelf
3 Guest Chairs
1 3 drawer lateral file cabinet
1 Knee-hole credenza
1 Office Chair

24	1 Conference table
4 Sync Chair w/arms

25	1 Desk
2 Guest Chairs
1 Wood file cabinets
2 2 drawer vertical file cabinet
1 Office Chair

26	1 Desk
1 2 shelf bookcase
3 Guest Chairs
1 Conference Table

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

1 Knee-hole credenza
1 3 drawer lateral file cabinet
1 4 drawer vertical file cabinet
1 Office Chair

27	1 Desk
1 Bookcase
1 Knee-hole credenza
1 bookshelf
1 3 drawer vertical file cabinet
1 Office Chair

28	1 Table
3 Chair

29	1 Desk
1 Bookshelf
1 Guest Chair
1 4 drawer vertical fife cabinet
1 Office Chair

30	1 Desk
1 Guest Table
1 Credenza/bookshelf
3 Guest Chair
1 3 drawer lateral file cabinet
1 Bookcase
1 Office Chair

31	2 Desk
8 4 drawer lateral file cabinet
5 4 drawer vertical file cabinet
1 5 drawer lateral file cabinet
1 Table

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

32	1 Desk
1 Wood file cabinet
1 2 drawer lateral file cabinet
1 Guest table
3 Guest Chair
1 Bookcase
1 Office Chair

33	1 Desk
2 Guest Chairs
1 4 shelf bookcase
1 Office Chair

34	8 Conference Chair
Conference table
1 Credenza

35	1 Desk
1 Guest Chair
1 Storage cabinet
1 Office Chair

36	1 Reception Desk
2 Lamp Table
2 Club Sofa
2 Table Lamp

37	8 Conference Chair
1 Conference Table

38	1 Desk
1 Wood file cabinet
1 Guest Table
3 Guest Chairs
1 Office Chair

Office Furniture by Room Number

Roomy	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

39	1 Desk
1 2 drawer vertical file cabinet
1 3 drawer lateral file cabinet
1 Knee-hole credenza
2 Guest Chairs
1 Office Chair

40	None

41	1 4 drawer lateral file cabinet
2 3 drawer lateral file cabinet
1 End table
2 Guest Chairs
1 Guest Table
1 Knee-hole credenza
1 Desk
1 Office Chair

42T	None

43	1 Conference Table
8 Conference Chair

44	1 Desk
1 Knee-hole credenza
1 Guest Chair
1 4 drawer vertical file cabinet
1 5 drawer vertical file cabinet
1 2 drawer vertical file cabinet

45	0 NONE

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

46	1 Desk
1 Guest Chair 1 Bookcase
1 4 drawer vertical file cabinet
1 Office Chair

47	1 4 drawer vertical file cabinet
1 2 shelf bookcase
1 4 shelf bookcase
1 7 shelf bookcase
1 10 shelf bookcase
2 Desk
2 Guest Chair
1 2 drawer lateral file cabinet
1 3 shelf bookcase
1 Office Chair

48	1 Conference table
4 Sync Chair w/arms

49	1 Conference table
4 Sync Chair w/arms

50	1 Desk
2 Guest Chairs
1 Office Chair

51	1 Desk
2 Guest Chairs
2 4 drawer lateral file cabinet
1 2 drawer lateral file cabinet
1 Credenza
1 Guest Table
1 Office Chair

Office Furniture by Room Number

Room#	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

52	4 4 shelf bookcase
1 Conference table
4 Sync Chair w/arms

53	1 Desk
2 2 drawer vertical file cabinet
3 Guest Chair
1 Meeting table
1 Office Chair

54	0 NONE

55	1 Desk
1 Knee-hole credenza
1 Bookshelf
2 Guest Chairs
1 Guest Table
1 2 drawer lateral file cabinet
1 Office Chair

56	1 Desk/Meeting Table
1 Chair

57	None

58	2 Lamp Table (small)
4 Lamp Table (large)
4 Campus Sofa
2 Patrician Chair
1 Sofa Table
6 Table Lamp

59	None

Office Furniture by Room Number

Room#	Quantity Rem Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

60	20 4 drawer vertical file cabinet

61	None

62	None

63T	1 Desk
2 4 drawer vertical file cabinet
1 Office Chair

64T	1 Desk
2 Guest Chairs
2 2 drawer lateral file cabinet
1 3 drawer lateral file cabinet
Office Chair

65T	None

66T	1 Desk
2 2 drawer vertical file cabinet
1 3 drawer lateral file cabinet
1 Office Chair

67	1 Desk
1 Conference table

68	None

"T" Note T.F.
145 Workstation

Office Furniture by Room Number

Room*	Quantity Item Description
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

130 Workstation chairs
10 Workstation Guest Chairs

TELEPHONE, ELECTRICAL & DATA LEGEND
BOARDROOM
PANTRY
TOOL BOX
SERVER
COPY
FAX
OPEN
TELEPHONE, ELECTRICAL & DATA PLAN